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                                                                    EXHIBIT 3(b)
                            CAPITAL DIRECTIONS, INC.
                AMENDMENT TO RESTATED ARTICLES OF INCORPORATION




Article III of the Articles of Incorporation is hereby amended to read as follows:

Common Shares:  1,300,000.  Par Value Per Share:  $5.00.